EXHIBIT 99.1

For Immediate Release

The Jones Group Inc.
Investors:
John T. McClain, CFO
(212) 642-3860

Media:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

SIDNEY KIMMEL TO BECOME NON-EXECUTIVE CHAIRMAN
OF THE JONES GROUP

Jones to Make $6 Million Donation to the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins Medicine and Will Establish a $2 Million Trust for Post-Secondary Education for Jones Associates in Honor of Mr. Kimmel

NEW YORK - December 15, 2010 - The Jones Group Inc. ("Jones," the "Company") (NYSE: JNY) today announced that the Company's Founder and Chairman, Sidney Kimmel, will serve as the Company's non-executive Chairman, effective January 1, 2011. This transition from executive Chairman will mark the end of the fortieth year since Mr. Kimmel founded the Company.

In recognition of Mr. Kimmel's contributions to the Company, including his many years of outstanding leadership, the Board of Directors has determined that Jones will donate $8 million to honor Mr. Kimmel and his accomplishments and to enhance his many charitable initiatives. The Company will donate $6 million to the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins Medicine, in Baltimore, Maryland. Johns Hopkins has been ranked as the nation's number one hospital for 20 consecutive years by US News and World Report. Its cancer center, already named for Mr. Kimmel, is one of 40 centers designated by the National Cancer Institute as a comprehensive cancer center, and is among the most innovative in the development of advanced therapies with researchers and clinicians working together to move treatments quickly from lab to patient.

In addition, Jones will establish a $2 million trust for post-secondary educational assistance for qualifying children of Company associates, based on, among other things, academic achievements. The trust will be administered by an independent third party.

On behalf of the Board of Directors, Wesley R. Card, Director and Chief Executive Officer of The Jones Group, and Robert L. Mettler, the Board's Presiding Director, said: "Sidney Kimmel built Jones from the ground up to become a leading multi-brand fashion company. Sidney's extraordinary philanthropic generosity and innovative leadership in cancer treatment and research are unmatched, and are a great source of pride to his associates at Jones. The Board of Directors believes that the gift to Johns Hopkins is a very important way to honor what Sidney has put in place at that institution. We also believe that the educational assistance trust that we are establishing will make a meaningful difference in the lives of our associates, as they continue their substantial efforts on behalf of the Company and its stakeholders."

Mr. Kimmel said: "It continues to be an honor for me to work with my fellow directors who, together with our management team and our associates, continue to drive Jones forward. It is also a source of personal pride to see this Company continue its spirit of sharing with others. I am grateful to have played a role in a successful and caring organization."

Mr. Kimmel founded the Sidney Kimmel Foundation in 1993, and since that time the Foundation and its subsidiary, the Sidney Kimmel Foundation for Cancer Research, have committed more than $550 million to cancer research. In addition, the Foundation has made very significant gifts to various philanthropic causes reflecting Sidney Kimmel's strong dedication to his hometown of Philadelphia, as well as the performing arts, education and Jewish continuity. To find out more about Mr. Kimmel and his charitable foundations, visit www.kimmel.org.

The Jones Group has long been committed to philanthropy and social responsibility. Through company-wide programs such as "JNY in the Classroom," "JNY Empowerment Fund," "Step for A Cause," among others, the Company supports many charitable organizations and non-profits.

About The Jones Group Inc.

The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with best-in-class product expertise across five divisions: apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores and through its e-commerce sites.

The Company's nationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, B Brian Atwood (L), Boutique 9, Easy Spirit, Gloria Vanderbilt, l.e.i, Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Joneswear, Andrew Marc/Marc Moto (L), Kasper, Energie, Evan Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Dockers (L), Sam & Libby, Givenchy (L), Judith Jack, Albert Nipon and Pappagallo.